Gehl Company	Tel: 262/334-9461
143 Water Street	Fax: 262/334-6603
P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:
Tom Rettler
Chief Financial Officer
262-334-6632

News Release

GEHL COMPANY REPORTS RECORD THIRD QUARTER RESULTS;
SALES INCREASE OF 45% IN QUARTER;
RAISES 2004 FULL YEAR OUTLOOK

        WEST BEND, WI, October 22, 2004 – Gehl Company (NASDAQ NM: GEHL), a worldwide manufacturer and distributor of compact construction and agricultural equipment, today reported record third quarter net sales of $87.5 million for the quarter ended September 25, 2004, an increase of $27.0 million, or 45%, from third quarter 2003 net sales of $60.5 million. Net income for the 2004 third quarter was $3.6 million, or $.57 per diluted share, compared to a net loss of ($0.9) million, or ($.17) per diluted share, in the third quarter of 2003. The 2003 third quarter net loss included an after-tax impairment charge of $2.4 million, or $.44 per diluted share.

        For the first nine months of 2004, Gehl reported net sales of $267.7 million, compared to $187.5 million in the first nine months of 2003, an increase of $80.1 million, or 43%. Net income was $10.5 million, or $1.79 per diluted share, in the first nine months of 2004 compared to net income of $1.8 million, or $.34 per diluted share, in the first nine months of 2003. The 2003 nine-month net income included an after-tax impairment charge of $2.4 million, or $.44 per diluted share.

        William D. Gehl, Chairman and CEO, said, “Our core markets remained strong during the third quarter evidenced by a 45% increase in our sales. As a result of the continued strength of these markets, our full year 2004 revenue and earnings outlook has improved.” Mr. Gehl continued, “Though sales remain strong, higher steel prices and component availability issues adversely impacted our margins; a situation we do not anticipate will significantly improve in the foreseeable future. We continue to focus our efforts on lowering our cost structure.”

( M O R E )

Gehl Company
Gehl Company Reports Record Third Quarter Results;
Sales Increase of 45% in Quarter;
Raises 2004 Full Year Outlook
October 22, 2004

Construction Equipment Sales up 52%

        Construction equipment net sales in the third quarter of 2004 were $58.8 million, a 52% increase from third quarter 2003 net sales of $38.8 million. Shipments of Gehl and Mustang branded skid loaders in the third quarter of 2004 increased over 45% from 2003‘s comparable period. Telescopic handler shipments more than doubled as demand from larger rental customers continued in the third quarter. Demand for compact track loaders, a product introduced in mid-2002, continued to grow and resulted in 2004 third quarter shipments which were up nearly 70% from the 2003 level. The Company’s European subsidiary, Gehl Europe, also posted strong sales during the quarter.

Agricultural Equipment Sales up 32%

        Agricultural equipment net sales in the third quarter of 2004 were $28.7 million, a 32% increase from $21.7 million in the year-ago period. Milk prices paid to dairy farmers in the third quarter of 2004 were improved over the comparable 2003 period. Skid loader shipments to agricultural dealers during the third quarter of 2004 were up nearly 60% as demand for the new models of Gehl brand skid loaders introduced in January 2004 remained strong during the quarter. Demand for compact track loaders continued to grow and resulted in 2004 third quarter shipments to agricultural dealers which more than doubled from the 2003 level. Shipments of agricultural implements slightly decreased from the comparable 2003 period.

Gross Margins and Expenses

        For the third quarter of 2004, Gehl’s gross margin was 20.5%, versus 21.7% during the same period in 2003. The 2004 third quarter gross margin was reduced by higher steel and component part costs and costs of finished goods sourced from overseas due to the weak U.S. dollar versus the Euro and the yen. These cost increases have been partially offset by selective selling price increases in the first and third quarters. Gross margin will likely continue to be adversely impacted by high steel and component part costs.

Gehl Company
Gehl Company Reports Record Third Quarter Results;
Sales Increase of 45% in Quarter;
Raises 2004 Full Year Outlook
October 22, 2004

        Selling, general and administrative expenses in the third quarter of 2004 were $12.7 million, or 14.5% of net sales, compared to $10.3 million, or 17.1% of net sales, in the third quarter of 2003. The increase is primarily the result of items that vary with sales levels as well as increased costs associated with efforts to comply with the 2002 Sarbanes-Oxley Act. However, selling, general and administrative expenses as a percentage of net sales improved as the growth in net sales exceeded expense increases.

        Earnings in the third quarter of 2004 were favorably impacted by lower interest expense, due to lower average outstanding debt and lower average borrowing costs during the respective third quarters.

Full Year Outlook

        Sales are expected to remain strong for the balance of 2004 and the Company’s order backlog remains robust, indicating that the Company’s markets continue to show signs of strength. Based on actual year-to-date results, along with the current market outlook, the Company expects its net sales for the full year 2004 to be in the range of 44% to 46% over 2003 levels. Provided the Company’s sales levels meet projected forecasts, the Company expects to earn in the range of $2.05 to $2.15 per diluted share in 2004.

Forward Looking Statements

        Certain statements included in this press release are “forward-looking statements”intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including the statements in the section entitled “Full Year Outlook,” are forward-looking statements. When used in this press release, words such as the Company “believes,” “anticipates,” “expects”, “estimates” or “projects” or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, any interruption in the continued general economic recovery, unanticipated changes in capital market conditions, the Company's

Gehl Company
Gehl Company Reports Record Third Quarter Results;
Sales Increase of 45% in Quarter;
Raises 2004 Full Year Outlook
October 22, 2004

ability to implement successfully its strategic initiatives, market acceptance of newly introduced products, unexpected issues related to the pricing and availability of raw materials (including steel) and component parts, the ability of the Company to increase its prices to reflect higher prices for raw materials and component parts, the cyclical nature of the Company’s business, the Company’s and its customers’ access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates or interest rates, the Company’s ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any acquisition effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company’s expectations for fiscal year 2004 are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company’s ability to achieve its expectations.

About Gehl Company

        Gehl Company (Nasdaq NM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI, with manufacturing facilities in West Bend, WI; and Madison and Yankton, SD. The Company markets its products under the Gehl ® and Mustang ® brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).

( TABLES TO FOLLOW )

Gehl Company
Gehl Company Reports Record Third Quarter Results;
Sales Increase of 45% in Quarter;
Raises 2004 Full Year Outlook
October 22, 2004

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Third Quarter Ended (unaudited)		For the Nine Months Ended (unaudited)
	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
NET SALES	$87,470	$60,465	$267,656	$187,547
Cost of goods sold	69,545	47,346	213,308	147,699

GROSS PROFIT	17,925	13,119	54,348	39,848
Selling, general
and administrative expenses	12,664	10,339	37,724	32,191
Asset impairment and other restructuring costs	--	3,716	--	3,997

Total operating expenses	12,664	14,055	37,724	36,188

INCOME (LOSS) FROM OPERATIONS	5,261	(936)	16,624	3,660
Interest expense	(632)	(908)	(1,876)	(2,791)
Interest income	518	418	1,418	1,449
Other income (expense), net	288	78	(550)	462

INCOME (LOSS) BEFORE INCOME TAXES	5,435	(1,348)	15,616	2,780
Provision (benefit) for income taxes	1,795	(445)	5,156	934

NET INCOME (LOSS)	$3,640	$(903)	$10,460	$1,846

NET INCOME (LOSS) PER SHARE
Diluted	$0.57	$(0.17)	$1.79	$0.34
Weighted average number of common
shares and common stock equivalents	6,415	5,310	5,850	5,365
Basic	$0.59	$(0.17)	$1.84	$0.35
Weighted average number of common
shares	6,198	5,310	5,670	5,343

Gehl Company
Gehl Company Reports Record Third Quarter Results;
Sales Increase of 45% in Quarter;
Raises 2004 Full Year Outlook
October 22, 2004

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	September 25, 2004	December 31, 2003	September 27, 2003
ASSETS
Cash	$2,607	$3,688	$2,212
Accounts receivable - net	136,055	92,474	112,843
Finance contracts receivable - net	41,365	2,546	5,973
Inventories	34,342	31,598	31,810
Deferred income taxes	7,128	7,128	8,469
Prepaid expenses and other current assets	1,727	4,503	8,905

Total current assets	223,224	141,937	170,212
Property, plant and equipment - net	33,574	35,316	34,866
Goodwill	11,748	11,748	11,748
Other assets	18,356	14,353	15,023

Total assets	$286,902	$203,354	$231,849

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$69,530	$58,603	$65,495
Long-term debt obligations	59,893	26,340	50,631
Other long-term liabilities	25,847	18,669	16,769
Deferred income taxes	1,126	1,742	1,190
Total shareholders' equity	130,506	98,000	97,764

Total liabilities and shareholders' equity	$286,902	$203,354	$231,849

Gehl Company
Gehl Company Reports Record Third Quarter Results;
Sales Increase of 45% in Quarter;
Raises 2004 Full Year Outlook
October 22, 2004

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Nine Months Ended
	September 25, 2004	September 27, 2003
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$10,460	$1,846
Adjustments to reconcile net income to net cash
(used for) provided by operating activities:
Depreciation	3,662	3,699
Amortization	23	40
Gain on sale of property, plant and equipment	(86)	--
Deferred income taxes	(616)	(454)
Asset impairment (non-cash)	--	3,599
Cost of sales of finance contracts	269	(175)
Proceeds from the sales of finance contracts	57,318	82,455
Increase in finance contracts receivable	(96,646)	(84,022)
Net change in remaining working capital items	(31,039)	(6,963)

Net cash (used for) provided by operating activities	(56,655)	25
CASH FLOW FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(2,151)	(1,226)
Proceeds from the sale of property, plant and equipment	2,174	--
Other	(138)	(113)

Net cash used for investing activities	(115)	(1,339)
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from revolving credit loans	33,553	2,999
Repayments of other borrowings - net	(139)	(1,090)
Proceeds from issuance of common stock	22,275	102
Treasury stock purchases	--	(728)

Net cash provided by financing activities	55,689	1,283
Net decrease in cash	(1,081)	(31)
Cash, beginning of period	3,688	2,243

Cash, end of period	$2,607	$2,212